Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus of Enersis S.A. for the registration of common shares and to the incorporation by reference therein of our reports dated February 24, 2013, with respect to the consolidated financial statements and schedule of Enersis S.A., and the effectiveness of internal control over financial reporting of Enersis S.A. and subsidiaries, included in its Annual Report (Form 20-F Amendment No. 2 dated February 25, 2013) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltda.

Ernst & Young Servicios Profesionales de Auditoría y Asesorías Limitada

Santiago, Chile

February 25, 2013